Exhibit 10.9

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and 230.406.

LICENSE AGREEMENT

GENE DELIVERY SYSTEM AND METHODS OF USE— USC FILE 2862

and

HYBRID VECTORS FOR GENE THERAPY—USC FILE 2831

1.	INTRODUCTION

THIS AGREEMENT, effective this 22nd day of October, 2007 (the “EFFECTIVE DATE”), is between the UNIVERSITY OF SOUTHERN CALIFORNIA (hereinafter USC), a California nonprofit corporation with its principal place of business at University Park, Los Angeles, California 90089, and TOCAGEN INC., a Delaware corporation, with an address of PO Box 675272, Rancho Santa Fe, California 92067 (hereinafter Licensee).

WHEREAS USC warrants that it is the owner or co-owner and that it has the right to exclusively license those inventions which are the subject matter of the patents and patent applications listed in Appendix A;

WHEREAS Licensee desires to obtain a worldwide, exclusive license in the defined FIELD OF USE to, among other things, manufacture and market PRODUCTS utilizing the inventions claimed and described in the PATENTS as hereinafter defined;

WHEREAS, USC is willing to grant a worldwide, exclusive license in the defined FIELD OF USE to Licensee subject to the terms, conditions, limitations, and restrictions set forth below;

NOW, THEREFORE, in consideration of the covenants herein contained, the parties agree as follows:

2.	DEFINITIONS

For all purposes of this Agreement the following terms shall have the meanings specified below:

(a) The term “PATENT” or “PATENTS” shall mean: (i) any and all patents and patent applications listed in Appendix A; (ii) continuing applications of any of the foregoing, including divisions, substitutions and continuations-in-part (but only to the extent of USC’s rights, including its licensing rights, in such continuations-in-part); (iii) patents issuing on any of the foregoing patent applications, including reissues, reexaminations and extensions; and (d) foreign counterparts to any of the foregoing patents and patent applications. USC shall promptly notify Licensee of any additional patent or patent application within the PATENTS that is not listed in Appendix A hereto.

1.

(b) “PRODUCT” or “PRODUCTS” shall mean any article, composition, apparatus, substance, chemical, material, method, process or service which is made, used, distributed or sold by Licensee or a SUBLICENSEE which:

(i) is covered in whole or in part by one or more VALID CLAIMS contained in a PATENT in the country in which the PRODUCT(S) is made, used, distributed or sold;

(ii) is manufactured using a method or process which is covered in whole or in part by one or more VALID CLAIMS contained in a PATENT in the country in which (a) the PRODUCT(S) is made, used, distributed or sold, or (b) the method or process is used or sold; or

(iii) the use of which is covered in whole or in part by one or more VALID CLAIMS contained in a PATENT in the country in which (a) the PRODUCT(S) is made, used, distributed or sold, or (b) the method or process is used or sold.

(c) A PRODUCT is “covered by” a VALID CLAIM of a PATENT in a particular country if the manufacture, use or sale of such PRODUCT in such country would, in the absence of this Agreement, infringe such VALID CLAIM.

(d) “FIELD OF USE” shall mean all fields of use.

(e) “NET SALES” shall mean the gross amounts received by Licensee or its SUBLICENSEE for the first sale of any PRODUCT to third parties, less the following amounts actually incurred, allowed or taken by Licensee or SUBLICENSEE:

(i) […***…]

(ii) […***…]

(iii) […***…]

(iv) […***…]

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(v) […***…]

(vi) […***…].

PRODUCTS used in commercially reasonable quantities for promotional or sampling purposes by Licensee or a SUBLICENSEE for which Licensee or such SUBLICENSEE receives no consideration, PRODUCTS used in preclinical studies or clinical trials, and PRODUCTS used in limited numbers in compassionate use programs shall not be considered in determining NET SALES. In addition, sales or transfers of PRODUCTS by Licensee to a SUBLICENSEE, or by a SUBLICENSEE to LICENSEE, shall not be considered in determining NET SALES.

(f) “SUBLICENSEE” shall mean any third party to which Licensee grants a sublicense under the PATENTS to make or sell any PRODUCT, in accordance with the terms of this Agreement.

(g) “INVESTMENT CAPITAL” shall mean funds received by Licensee in exchange for equity interest in Licensee, but shall not include funds from third parties for research & development efforts by Licensee or funds received from third parties in the way of (i) loan borrowings for which no equity is granted, (ii) royalties, (iii) grants, or (iv) fees.

(h) “EFFECTIVE DATE” shall have the meaning provided in the first paragraph of Section 1.

(i) “NON-ROYALTY SUBLICENSE REVENUE” shall mean the amount actually received by Licensee from SUBLICENSEES arising from the grant of a sublicense under the PATENTS of the right to make or sell PRODUCTS, including, but not limited to, up-front license fees, license issue fees, maintenance fees and milestone payments paid by a SUBLICENSEE to Licensee in consideration for the grant by Licensee of a sublicense under the PATENTS to make or sell PRODUCTS; provided, however, that “NON-ROYALTY SUBLICENSE REVENUE” shall in any event exclude: […***…].

(j) “VALID CLAIM” shall mean […***…]

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[…***…]; provided, however, […***…].

(k) “PROPERTY RIGHTS” shall mean biological materials and reagents, including but not limited to vectors, viral particles, plasmids, cell lines comprising any of the foregoing, and DNA sequences that were developed at USC or by the Inventor(s), and to which USC has an ownership interest or has the right to license, and used in the development of the inventions claimed by the PATENTS, including without limitation the biological materials and reagents described in Appendix D to this Agreement.

3.	LICENSE PHASE

(a) In consideration of the license fee and royalties, and subject to the terms and conditions, as set forth in this Agreement, USC hereby grants to Licensee:

(i) the exclusive, worldwide, irrevocable (except in the case of termination of this Agreement) license under the PATENTS to develop, make, have made, use, sell, offer for sale, have sold, export, and import the PRODUCT(S) in the FIELD OF USE; and

(ii) the right to grant sublicenses to any PATENT licensed exclusively hereunder, provided that any SUBLICENSEE agrees to be bound by the terms and conditions of this Agreement applicable to SUBLICENSEES.

USC acknowledges and agrees that the license granted to Licensee under this Section 3(a) includes the right to use the PROPERTY RIGHTS for the purpose of developing, making, having made, using, selling, having sold, offering for sale, exporting, and importing the PRODUCT(S) in the FIELD OF USE.

(b) In addition to the royalty referred to in Paragraph 4, Licensee shall pay USC a license fee of One Hundred Thousand Dollars ($100,000), payable within […***…] business days after Licensee has cumulatively raised at least $[…***…] in INVESTMENT CAPITAL, but in no case later than […***…] months after the EFFECTIVE DATE.

(c) Further, Licensee shall issue to USC the number of shares of Licensee’s common stock equal to […***…] percent
([…***…]%) of the total number of shares of common stock issued at the time shares are issued to Licensee’s six founders prior to the Effective Date. Such issuance to USC shall be pursuant to a separate subscription agreement between the parties in the form attached hereto as Appendix B.

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4.	ROYALTY

(a) Licensee shall pay USC royalties of […***…] percent ([…***…]%) on aggregate annual worldwide NET SALES of PRODUCTS by Licensee and its SUBLICENSEES.

The obligation to pay royalties under this Paragraph 4(a) shall expire on a PRODUCT-by-PRODUCT and country-by-country basis upon expiration of the last-to-expire VALID CLAIM of the PATENTS covering a PRODUCT in a country.

For purposes of clarification, Licensee is not obligated to pay multiple royalties if any PRODUCT is covered by more than one VALID CLAIM of the PATENTS or the same PRODUCT is covered by VALID CLAIMS in two or more countries.

(b) At any time on or before the […***…] anniversary of the Effective Date, Licensee shall have the option to reduce the royalty to […***…] percent ([…***…]%) of NET SALES upon written notice to USC and payment to USC of the applicable option exercise fee specified below:

(i) […***…] Dollars ($[…***…]) if such option is exercised on or before the […***…] anniversary of the Effective Date;

(ii) […***…] Dollars ($[…***…]) if such option is exercised after the […***…] anniversary of the Effective Date and on or before the […***…] anniversary of the Effective Date; or

(iii) […***…] Dollars ($[…***…]) if such option is exercised after the […***…] anniversary of the Effective Date and on or before the […***…] anniversary of the Effective Date.

(c) In addition to the royalty described in Paragraph 4(a), Licensee shall pay USC […***…] ([…***…]%) of NON-ROYALTY SUBLICENSE REVENUE received from a SUBLICENSEE; provided, however, that if USC exercises the option described in Paragraph 4(b) above, then the percentage of NON-ROYALTY SUBLICENSE REVENUE payable to USC under this Paragraph 4(c) will be reduced to […***…] percent ([…***…]%).

(d) Licensee will pay an annual minimum royalty of […***…] Dollars ($[…***…]) commencing with the […***…] after Licensee and its SUBLICENSEES’ annual NET SALES of PRODUCTS reach a total of […***…] dollars ($[…***…]) and for each succeeding year for which royalties are due under Paragraph 4(a); provided, however, that if such PRODUCTS are subsequently recalled or removed from the market, then the minimum royalty obligation shall be suspended upon such recall or removal until such time (if ever) as Licensee and its SUBLICENSEES’ annual NET SALES of PRODUCTS again reach a total of […***…] dollars ($[…***…]). Should Licensee fail to make earned royalty payments sufficient to meet said minimum royalty requirements in

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any calendar year, Licensee shall pay to USC the difference between the earned royalty and the minimum royalty requirement within […***…] days after the end of such calendar year. Unless Licensee is required to deliver a written earned royalty report under Paragraph 4(e) corresponding to the quarter in which minimum royalties are due, Licensee shall deliver a report including the information itemized in Paragraph 4(e) at the time it pays that respective minimum royalty.

(e) Licensee shall pay such royalties to USC on a calendar quarter basis. Within […***…] of the end of each calendar quarter as specified in this Paragraph 4(e), Licensee shall deliver to USC a full and accurate accounting to include at least the following information, which USC shall maintain in confidence in accordance with Section 17:

(i) Quantity of each PRODUCT sold (by country) by Licensee and its SUBLICENSEES;

(ii) Total receipts for each PRODUCT (by country);

(iii) NET SALES of each PRODUCT;

(iv) NON-ROYALTY SUBLICENSE REVENUE received by Licensee;

(v) Names and addresses of SUBLICENSEES of Licensee;

(vi) Total number of PRODUCTS manufactured (by country); and

(vii) Total royalties payable to USC.

(f) In each year the amount of royalty due shall be calculated quarterly as of March 31, June 30, September 30 and December 31 and shall be paid quarterly within […***…] days following such date. Every such payment shall be supported by the accounting prescribed in Paragraph 4(e) and shall be made in United States currency. Whenever for the purpose of calculating royalties conversion from foreign currency shall be required, such conversion shall be at the rate of exchange thereafter published in the Wall Street Journal for the business day closest to the end of the applicable calendar quarter.

(g) The royalty payments due under this Agreement shall, if overdue, bear interest until payment at a per annum rate equal to […***…] percent ([…***…]%) above the prime rate in effect at Bank of America, San Francisco on the due date, not to exceed the maximum permitted by law. The payments of such interest shall not preclude USC from exercising any other rights it may have as a consequence of the lateness of any royalty payment.

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5.	RIGHTS RETAINED BY UNIVERSITY

Notwithstanding the exclusive license granted in Paragraph 3(a), […***…].

6.	PATENT PROSECUTION

(a) Licensee shall file, prosecute and maintain, during the course of this Agreement, the PATENTS, using outside patent counsel reasonably acceptable to USC. Should the filing of foreign patents be required, Licensee shall take responsibility for timely filing, prosecuting and maintaining said foreign patents. Licensee shall notify USC of all material information received by Licensee, including copies of documents received by or prepared by or on behalf of Licensee, relating to the filing, prosecution and maintenance of the patents and patent applications which form the basis of the PATENTS, and shall use commercially reasonable efforts to allow USC to review, comment, and advise upon such information. Licensee shall convey or transmit to USC material correspondence from outside counsel to USC related to the filing, prosecution and maintenance of PATENTS. Licensee shall consider in good faith the requests and suggestions of USC with respect to strategies for filing and prosecuting the PATENTS, and shall use commercially reasonable efforts to implement all commercially reasonable requests of USC. USC shall keep Licensee informed of information provided to USC, or developed at USC, where such information relates to the PATENTS and PROPERTY RIGHTS necessary for the prosecution, protection and procurement of the PATENTS. Subject to Section 17 hereof, Licensee and USC agree to hold all information disclosed to it pursuant to this Paragraph 6(a) confidential and to use the information provided only for the purpose of advancing the PATENTS and/or practicing the license(s) granted to Licensee hereunder in accordance with the terms and conditions of this Agreement.

(b) In the event that Licensee desires to cease prosecution or maintenance of any PATENT, Licensee shall provide reasonable prior written notice to USC of such intention to abandon (which notice shall, in any event, be given no later than
[…***…] days prior to the next deadline for any action that may be taken with respect to such PATENT with the applicable Patent Office), so that USC may, at its discretion, assume responsibility for such PATENT. If the Licensee assumes responsibility for a PATENT and then subsequently elects (i) not to pursue such PATENT or (ii) to terminate the prosecution or maintenance of such PATENT in any country, the Licensee surrenders its right to make, use or sell PRODUCTS covered by the non-elected PATENT in that particular country and shall grant to USC the exclusive rights previously granted to Licensee, without limitation, for that country. Licensee agrees to execute all necessary documents to carry out this grant of rights to USC. Payments referred to in Paragraph 6(a) shall not be refunded upon such non-election or termination.

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7.	PATENT INFRINGEMENT

(a) Each party shall promptly advise the other party in writing of any known acts of potential infringement of the PATENTS by a third party. Licensee has the first option to police the PATENTS against infringement by third parties in the FIELD OF USE, but Licensee shall notify USC in writing […***…] days before filing any suit. This right to police includes defending any action for declaratory judgment of non-infringement or invalidity; and prosecuting, defending or settling all infringement and declaratory judgment actions at its expense and through counsel of its selection, except that Licensee shall make any such settlement only with the advice and consent of USC, which consent shall not be unreasonably withheld or delayed. If Licensee has a reasonable basis for policing the PATENTS, USC shall provide reasonable assistance to Licensee with respect to such actions, including, if required to bring such action, the furnishing of a power of attorney or being named as a party, but only if Licensee reimburses USC for reasonable out-of-pocket expenses incurred in connection with any such assistance rendered at Licensee’s request or reasonably required by USC. USC retains the right to participate, with counsel of its own choosing and at its own expense, in any action by Licensee under this Section, provided that Licensee will at all times control such action. In the event that Licensee wishes to bring suit pursuant to this Paragraph 7(a) but is held to lack standing to bring such suit, USC agrees to bring suit on behalf of Licensee at Licensee’s expense and to take reasonable direction from Licensee and its counsel in conducting such suit and any settlement negotiations arising therefrom.

(b) If Licensee demonstrates to USC that it has a reasonable basis to believe that a third party infringes the PATENTS and undertakes to enforce and/or defend the PATENTS by litigation, Licensee may withhold up to […***…] percent ([…***…]%) of the payments otherwise thereafter due during the course of such litigation to USC under Section 4 under the following terms. Licensee may apply the amounts withheld to pay up to half of Licensee’s out-of-pocket litigation expenses, including reasonable attorneys’ fees, but not including salaries of Licensee’s employees. In the case where such litigation is concluded (by settlement, judgment, or otherwise) without Licensee receiving any award of damages, if the total amounts withheld by Licensee exceed one-half of Licensee’s litigation expenses as described above, then Licensee shall promptly pay the amount of such excess to USC. If Licensee recovers damages in patent litigation or settlement thereof, the award shall be applied first to satisfy Licensee’s unreimbursed expenses and legal fees for the litigation, next to reimburse USC for any payments under Section 4 which are past due or were withheld pursuant to this Section, and then to reimburse USC for any other reasonable unreimbursed out-of-pocket expenses and legal fees for the litigation. The remaining balance shall be allocated between the parties as follows: (i) ordinary damages awarded to Licensee shall be treated as NET SALES for purposes of this Agreement but only to the extent such damages are based solely on, or related solely to, the PATENTS subject to this Agreement; and (ii) special or punitive damages shall be allocated […***…]% to Licensee and […***…]% to USC.

(c) If Licensee fails to take action to abate any alleged infringement of patents which form the basis for the PATENTS within […***…] days of a request by USC to do so (or within a shorter period if required to preserve the legal rights of USC under any applicable laws)

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then USC has the right to take such action (including prosecution of a suit) at its expense and Licensee shall use reasonable efforts to cooperate in such action, at USC’s expense. USC has full authority to settle on such terms as USC determines, except that USC shall not reach any settlement whereby it provides a license for future activities to a third party under the PATENTS in the FIELD OF USE or agree to limit its right (or the right of Licensee) to practice the inventions claimed by the PATENTS, without the prior written consent of Licensee. If USC recovers damages in patent litigation or settlement thereof, the award shall be applied first to satisfy USC’s unreimbursed expenses and legal fees for the litigation, next to reimburse USC for any payments overdue under this Agreement, and then to reimburse Licensee for any reasonable unreimbursed expenses and legal fees for the litigation (such payment not to exceed the recovery or settlement amounts USC actually receives). The remaining balance shall be allocated […***…]% to USC and […***…]% to Licensee.

(d) Licensee shall promptly notify USC of receipt from any third party of any claim, allegation or notification that the manufacture, use or sale of PRODUCT infringes the patents of such third party. Except as expressly set forth in this Section 7(d), USC shall have no obligation or liability in the event that legal action is brought against Licensee for patent infringement, and such obligation and liability shall be borne by Licensee. Licensee may choose legal counsel and defend the patent infringement lawsuit. During such lawsuit, Licensee may place all of the royalties derived from sales of the PRODUCT in the country where such lawsuit is pending in an interest-bearing escrow account. The escrow account shall be established in a bank mutually acceptable to both parties under escrow instructions that, to the maximum extent permitted by law, insulate the funds from claims of any creditor. Licensee may apply up to […***…] of the escrowed amounts toward reasonable attorneys’ fees and costs in connection with the action and toward any judgment or settlement amount. Should the settlement of any such patent infringement lawsuit involve payment of royalties by Licensee to a third party for the continued right to manufacture, use, and sell the PRODUCT, then funds in the escrow account and royalties payable to USC may be applied against up to […***…] of such royalties to a third party. Any funds thereafter remaining in the escrow shall be paid to USC. The above shall constitute USC’s sole liability and responsibility in the event of such action. Royalties paid to third parties as provided for above shall be included when determining whether the minimum royalty provided for in this Agreement has been paid in a given year. During the patent infringement litigation both parties shall keep each other informed of significant developments in the lawsuit.

8.	RECORDS

Licensee shall keep, and shall cause SUBLICENSEES to keep, complete, true and accurate books of account and records for the purpose of showing the derivation of all amounts payable to USC under this License Agreement. Said books and records shall be kept at Licensee’s or its SUBLICENSEE’s (as applicable) principal place of business for at least […***…] years following the end of the calendar year to which they pertain and shall be open for inspection by a reputable independent public auditing firm of national standing selected by USC and reasonably acceptable to Licensee, during regular business hours upon reasonable prior written notice to Licensee, for the purpose of verifying Licensee’s royalties statement or

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Licensee’s compliance in other respects with this License Agreement. The parties shall use reasonable efforts to coordinate, to the extent practicable, any proposed audit by USC of a SUBLICENSEE with any planned audit by Licensee of such SUBLICENSEE. USC may exercise its audit right under this Section 8 no more than […***…]. All information obtained by the independent auditor as a result of such audit shall be considered confidential information of Licensee subject to Section 17, except that the auditor shall disclose to both parties the aggregate amount of royalties due to USC during each year, as determined in such audit. Should the results of any such audit, subject to reasonable confirmation by Licensee, show an underpayment of royalties by more than
[…***…]%, Licensee shall immediately pay such underpayment and all interest, as well as for the reasonable fees and costs of the independent auditor.

9.	SERVICES OF INVENTOR(S)

USC shall make reasonable efforts to make the inventor(s) named in the PATENTS who are current employees of USC (“Inventor(s)”) available during regular business hours to answer questions concerning certain technical aspects of the PROPERTY RIGHTS or the inventions described and claimed in the PATENTS. Should Licensee desire to use the services of such Inventor(s) for further testing and/or market studies of the PRODUCTS, a separate research and development and/or consulting agreement should be negotiated with Inventor(s) and the USC Office of Contracts and Grants.

10.	SUBLICENSE

Licensee shall be free to grant sublicenses of the licenses granted to it under this Agreement, provided that Licensee obtains the written agreement of the SUBLICENSEE to be bound by all relevant terms of this Agreement. Licensee shall provide USC with a true and complete copy of each such sublicense agreement entered into by Licensee with respect to the licenses granted to it under this Agreement, provided that Licensee shall have the right to redact from such copy any financial or other terms that Licensee deems confidential and that are not necessary for USC to ascertain Licensee’s compliance with this Agreement.

11.	PATENT MARKING

Licensee shall use reasonable efforts to place all appropriate patent and other intellectual property notices, markings and indicia on product and marketing literature for the PRODUCTS as needed to protect the PATENTS and other intellectual property rights of USC and right for damages for infringement thereof.

12.	SCIENTIFIC PUBLICATIONS

Nothing in this Agreement shall limit or prevent USC or Inventor(s) from making scientific publications that include any information about the PATENTS, provided that neither USC nor the Inventor(s) shall publish any confidential or proprietary information of Licensee (as defined in Section 17) or regarding patent prosecution without Licensee’s prior written consent.
[…***…] days prior to submission for publication, USC and Inventor(s) will use their

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reasonable efforts to submit the proposed publication to Licensee, for review only, provided that USC or the Inventor(s) (as applicable) will consider in good faith any comments provided by Licensee during such […***…]-day review period.

13.	PUBLICITY

Neither party shall use the name, trade name, trademark or other Designation of the other party in connection with any products, promotion or advertising without the prior written permission of the other party. In press releases by Licensee or USC, the parties presume that factual statements are acceptable, such as the affiliation of Inventor(s), the fact that the PATENTS are licensed from USC or by Licensee, etc., but the parties agree to consult with each other reasonably and in good faith with respect to the text and timing of press releases relating to this Agreement prior to the issuance thereof, provided that a party may not unreasonably withhold or delay consent to such releases, and that each party may issue such press releases as it determines, based on advice of counsel, are reasonably necessary to comply with laws or regulations or for appropriate market disclosure. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, the parties agree that Licensee shall have the right, at any time after the Effective Date, to issue a press release substantially in the form attached hereto as Appendix C announcing the execution of this Agreement, without further review or approval by USC. In addition, each party shall be free to disclose, without the other party’s prior written consent, information relating to the Agreement that has already been publicly disclosed in accordance with the preceding provisions of this Section 13.

14.	ASSIGNMENTS/TRANSFERS

Licensee may not assign or transfer this Agreement in whole or in part to any third party without the prior written permission of USC, which permission shall be granted in the sole discretion of USC; provided, however, that, Licensee may, without such consent, assign this Agreement in connection with the transfer or sale of all or substantially all of its business related to this Agreement, including, without any limitation, through any merger, consolidation, sale of stock, sale of assets or similar transaction. The Licensee may only assign the entire Agreement to successors of the entire business of the PRODUCTS if the successor agrees to be bound by this Agreement and prompt written notice is provided to USC.

15.	TERMINATION

(a) Upon the material breach of or material default under this Agreement by either party, the non-breaching party may terminate this Agreement by forty five (45) days written notice to the breaching party and to any SUBLICENSEE. Said notice shall be effective at the end of such period unless during said period breaching party shall remedy such defect or default; provided, however, that such right to terminate for material breach or material default shall be stayed and the cure period tolled in the event that, during the cure period, the party alleged to have been in material breach or material default in good faith disputes such allegation by written notice to the other party, in which event such stay and tolling shall continue during any negotiations or legal proceedings between the parties to resolve such dispute. Licensee may

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also terminate this Agreement at any time, for any reason, by providing USC forty five (45) days written notice. No license fees, or royalties shall be returnable. This Agreement may also be terminated by USC upon notice to Licensee upon (i) the declaration by a court of competent jurisdiction that Licensee is bankrupt and Licensee’s assets are to be liquidated pursuant to the U.S. Bankruptcy Code; (ii) upon the filing or institution by Licensee of bankruptcy, liquidation or receivership proceedings under Chapter 7 of the U.S. Bankruptcy Code; (iii) upon an assignment of a substantial portion of Licensee’s assets for the benefit of creditors; or (iv) in the event a receiver or custodian is appointed in bankruptcy for all or substantially all of Licensee’s business; provided, however, that in the case of any involuntary proceeding, such right to terminate shall only become effective if the proceeding is not dismissed within one hundred twenty (120) days after the filing thereof. Upon termination of the Agreement all rights granted to or provided by each party to the other shall automatically and irrevocably revert to the granting party.

(b) Surviving any termination are:

(i) Licensee’s obligation to pay royalties accrued or accruable.

(ii) Licensee’s obligation of Paragraph 8 to keep and allow a final audit.

(iii) Any cause of action or claim of Licensee or USC, accrued or to accrue, because of any breach or default by the other party.

(iv) The provisions of Paragraphs 15(b), 15(c) and 15(d) and Sections 14, 16, 17, 19, 20, 22, 23, 24, 25, 26, 30, 31 and 32.

In addition, in the event of termination of this Agreement, any sublicenses granted to a SUBLICENSEE under the license granted to Licensee hereunder that are then in effect shall remain in full force and effect; provided that the SUBLICENSEE (A) is not then in breach of its sublicense agreement, (B) agrees to be bound to USC as a licensor under the terms and conditions of the sublicense agreement, and (C) agrees in writing that in no event shall USC have any obligations or liabilities, or be under any obligation or requirement of performance, under any such sublicense extending beyond USC’s obligations and liabilities under this Agreement except to the extent necessary to comply with applicable law or regulation.

(c) Upon termination (but not expiration) of this Agreement, Licensee agrees to immediately discontinue the manufacture and sale of the PRODUCTS and the use of the PATENTS. Within twenty (20) days after such termination, Licensee shall provide USC with a written inventory of all PRODUCTS currently in its stock as of the date of termination (the INVENTORY). Licensee shall have the right to dispose of such INVENTORY at its normal prices within six (6) months after said termination. The disposition of all such INVENTORY, however, shall be subject to all of the terms and conditions of this Agreement. After the six (6) month sell-off period, Licensee shall destroy or return to USC all remaining unsold or unshipped PRODUCTS and shall certify their destruction or return to USC specifying the number of each destroyed or returned. In addition, Licensee shall immediately deliver to USC all written

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confidential materials relating to prosecution or maintenance of the PATENTS, together with all copies thereof.

(d) Each party acknowledges and agrees that any violation of this Agreement by such party would result in irreparable harm to the other party. Accordingly, each party consents and agrees that, if such party violates any of the provisions of this Agreement, the other party shall be entitled, in addition to other remedies available to it, to an injunction to be issued by any court of competent jurisdiction restraining such party from committing or continuing any violation of this Agreement.

16.	NOTICES, REPORTS AND PAYMENTS

Any notice, report or payment permitted or required under this Agreement shall be in writing, and shall be sent or delivered to the receiving party by registered or certified mail (return receipt requested) or by nationally-recognized overnight courier with return receipt requested, at the address set forth below or at such address as either party may from time to time designate in writing. The parties may from time to time agree in writing to designate the parties to receive notice under this paragraph, including SUBLICENSEES.

USC:	USC Stevens

University of Southern California

3740 McClintock Ave. Suite EEB 131

Los Angeles, California 90089 (U.S.A.)

Ann:	Director of Licensing

Licensee:	Tocagen Inc.

[…***…]

Attn:	Chief Executive Officer

17.	CONFIDENTIALITY

Notices, Reports, and other information transmitted between the parties that is deemed confidential by the providing party (“Provider”) will be held in confidence by the receiving party (“Recipient”) as follows: Recipient will protect the disclosed confidential information by using reasonable care to prevent the unauthorized use, dissemination or publication of the confidential information. Recipient will not disclose confidential information to any third party, will use confidential information only as permitted by this Agreement and will limit disclosure to those of its employees, students, staff, or agents with a need to know and who are under an obligation of confidentiality, provided that the Recipient will have a duty to protect only that confidential information that is (a) disclosed by the Discloser in writing and is marked as “confidential” at the time of disclosure, or (b) disclosed by the Discloser in any other manner, is identified as confidential at the time of disclosure and is also summarized and designated as confidential in a writing delivered to Recipient contact named in Section 16 above within […***…] days of the

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disclosure. Recipient will have no obligation with respect to confidential information that Recipient can demonstrate by competent evidence (a) was in the Recipient’s possession before the receipt from Discloser; (b) is or becomes a matter of public knowledge through no fault of the Recipient; (c) is rightfully received by the Recipient from a third party without a duty of confidentiality; or (d) is independently developed by the Recipient. Notwithstanding any other provision of this Agreement, disclosure of confidential information of the Provider shall not be precluded if such disclosure is in response to a valid order of a court or other governmental body of competent jurisdiction of the United States or any political subdivision thereof or is otherwise required by law or regulation; provided, however, that the Recipient shall first have given notice to the Provider and shall have made a reasonable effort to obtain a protective order requiring that the confidential information so disclosed be used only for the purposes for which the order was issued. In addition, Licensee shall have the right to disclose confidential information of USC to potential third party sublicensees, collaborative or strategic partners, acquirors and/or investors in connection with due diligence or similar investigations or in confidential financing documents, in each case, on a confidential basis.

18.	PARAGRAPH HEADINGS

Paragraph headings are for the convenience of this Agreement only and shall not add to or detract from any of the terms or provisions.

19.	SEVERABILITY

If any provision of this Agreement is held invalid under any law applicable to the parties, SUBLICENSEES and/or assignees, that provision shall be considered severable and its invalidity shall not affect the remainder of this Agreement, which shall continue in full force and effect.

20.	CONTROLLING LAW, JURISDICTION AND VENUE

This Agreement shall be deemed to be executed and to be performed in the State of California, and shall be construed in accordance with the laws of the State of California as to all matters, including but not limited to matters of validity, construction, effect and performance. In the event of any controversy, claim or dispute between the parties hereto arising out of or relating to this agreement, such controversy, claim or dispute may be tried exclusively in the courts of the State of California or in the United States Federal District Courts located in the State of California, as either party may elect. Each of the parties hereby waives any defense of lack of in personam jurisdiction, improper venue and forum non conveniens, and agrees that service of process of such court may be made upon each of them by personal delivery or by mailing certified or registered mail, return receipt requested, to the other party at the address provided for in Paragraph 16 hereof. Both parties hereby submit to the jurisdiction of the court so selected, to the exclusion of any other courts which may have had jurisdiction apart from this Paragraph 20.

21.	TERM OF THE AGREEMENT

Subject to earlier termination pursuant to Section 15 of this Agreement, this Agreement shall terminate upon expiration of the last-to-expire VALID CLAIM of the PATENTS.

14.

22.	LIMITED WARRANTIES; DISCLAIMER

(a) USC hereby represents and warrants to Licensee as of the Effective Date that: (i) to the Knowledge (defined below) of USC, USC is the sole owner or a co-owner with the right to grant the exclusive license hereunder, of the patents and patent applications listed on Appendix A hereto; (ii) USC has not granted any license or option to license under the PATENTS in the FIELD OF USE to any third party (other than any such license or option to license that is no longer in force or effect); (iii) to the Knowledge of USC, USC has not received any written notice from any third party alleging that the practice of the inventions claimed in the PATENTS infringes the intellectual property rights of such third party; (iv) to the Knowledge of USC, Novartis has no claims to the practice of the inventions claimed in the PATENTS, and (v) to the Knowledge of USC, USC has not received any notice of termination of any interinstitutional agreement covering the applicable patents and patent applications listed in Appendix A. For purposes of this Paragraph, USC will be considered to have “Knowledge” of a particular fact or circumstance if such fact or circumstance is known to the most senior employee of USC’s technology licensing department or to any employee of USC who reports directly or indirectly to such senior employee, or if such fact or circumstance is described or disclosed in a written document received or sent by USC’s technology licensing department (including written correspondence with USC’s intellectual property counsel);

(b) Except as expressly set forth in this Agreement, nothing in this Agreement shall be construed as:

(i) a warranty or representation by USC as to the validity or scope of the PATENT and/or PATENT Application; or

(ii) a warranty or representation that any PRODUCTS made, used, sold or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents of third parties; or

(iii) an obligation to bring or prosecute actions or suits against third parties for infringement; or

(iv) conferring the rights to use in advertising, publicity or otherwise any trademark, trade name, or names or any contraction, abbreviation, simulation or adoption thereof, of USC or Licensee; or

(v) any obligation to furnish any know-how not provided.

(c) USC MAKES NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, nor does USC represent that the rights granted hereunder will result in PRODUCTS that are commercially successful.

(d) Licensee further agrees that it will not rely upon technical information provided by USC and Inventor(s) in developing and manufacturing any PRODUCTS hereunder, but will independently test, analyze and evaluate all PRODUCTS prior to manufacture and distribution of such PRODUCTS.

15.

(e) Each party hereby represents and warrants that (i) upon its execution, this Agreement is a legal and valid obligation binding upon and enforceable against such party in accordance with its terms and conditions; and (ii) the execution, delivery and performance of this Agreement by such party has been duly authorized by all necessary corporate action.

23.	INDEMNITY

(a) Licensee shall defend, indemnify and hold harmless USC and its trustees, officers, medical and professional staff, employees and agents and their respective successors, heirs and assigns (the “Indemnitees”), against all liabilities, demands, losses, costs, and expenses including without limitation reasonable attorneys’ fees as set forth in paragraph 23 (b) incurred by or imposed upon the Indemnitees or any one of them (“Losses”) as a result of any claim, demand, action or other proceeding by any third party arising out of any theory of liability (including but not limited to, actions in the form of tort, warranty, or strict liability) for death, personal injury, illness, or property damage arising from Licensee’s use, sale, or other disposition of the PRODUCT(S); except to the extent such Losses result from the gross negligence or willful misconduct of any Indemnitee or the breach by USC of any warranty, representation, covenant or agreement made by USC in this Agreement.

(b) Licensee agrees, at its own expense, to provide attorneys reasonably acceptable to USC to defend against any actions brought or filed against any party indemnified hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought. To the extent that any proposed settlement directly affects USC, the Licensee shall obtain the approval of USC before finally agreeing to such settlement proposal, which consent shall not be unreasonably withheld or delayed.

24.	INSURANCE

Licensee will procure and maintain insurance policies for the following coverages with respect to personal injury, bodily injury and property damage arising out of Licensee’s performance under this Agreement: (a) during the term of this Agreement, comprehensive general liability, including broad form and contractual liability, in a minimum amount of $[…***…] combined single limit per occurrence and in the aggregate; (b) prior to the commencement of clinical trials involving PRODUCTS, clinical trials coverage in a minimum amount of $[…***…] combined single limit per occurrence and in the aggregate; and (c) prior to the sale of the first PRODUCT, product liability coverage, in a minimum amount of $[…***…] combined single limit per occurrence and in the aggregate. The required minimum amounts of insurance do not constitute a limitation on Licensee’s liability or indemnification obligations to USC under this Agreement. The policies of insurance required by this paragraph will name USC as an additional insured with respect to Licensee’s performance under this Agreement. Licensee will provide USC with insurance certificates evidencing the required coverage upon request. Licensee shall use its commercially reasonable efforts to cause each certificate to provide that the insurance carrier will notify USC in writing at least […***…] days prior to the cancellation of coverage or the reduction in coverage below the required limits specified above.

***Confidential Treatment Requested

16.

25.	DAMAGES

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, TO THE MAXIMUM EXTENT PERMITTED BY LAW, IN NO EVENT WILL EITHER PARTY BE RESPONSIBLE FOR ANY INCIDENTAL, CONSEQUENTIAL, INDIRECT, SPECIAL, PUNITIVE, OR EXEMPLARY DAMAGES OF ANY KIND, INCLUDING DAMAGES FOR LOST GOODWILL, LOST PROFITS, LOST BUSINESS OR OTHER INDIRECT ECONOMIC DAMAGES, WHETHER SUCH CLAIM IS BASED ON CONTRACT, NEGLIGENCE, TORT (INCLUDING STRICT LIABILITY) OR OTHER LEGAL THEORY, AS A RESULT OF A BREACH OF ANY WARRANTY OR ANY OTHER TERM OF THIS AGREEMENT, AND REGARDLESS OF WHETHER A PARTY WAS ADVISED OR HAD REASON TO KNOW OF THE POSSIBILITY OF SUCH DAMAGES IN ADVANCE.

26.	ATTORNEYS’ FEES

In any action on or concerning this Agreement, the prevailing party shall be awarded its reasonable attorneys’ fees, costs and necessary disbursements, to be paid by the nonprevailing party.

27.	PRODUCT DEVELOPMENT

Licensee shall use its commercially reasonable efforts to test and develop the PRODUCT for commercial purposes throughout the world. During the term of this Agreement, Licensee shall submit to USC on or before April 1 of each year a report, to be maintained in confidence according to Section 17, detailing its PRODUCT research, regulatory approval, marketing and product development objectives for the coming year as well as the PRODUCT research, regulatory approval, marketing and development activities which Licensee undertook during the preceding year. The reports shall identify specific future milestones (regulatory approval and product development) and information demonstrating that the Licensee is providing sufficient financial and manpower resources to evidence its use of reasonable efforts. Licensee is planning to pursue and achieve the following diligence-related milestones by the dates indicated below:

Within […***…] months after Effective Date: Develop methodologies for clinical grade production of replicating-competent retrovirus (“RCR”) vectors.

Within […***…] months after Effective Date: Initiate production of clinical grade RCR vectors.

Within […***…] months after Effective Date: Initiate discussions with FDA or EMEA for IND filing.

Licensee shall notify USC within […***…] days after each deadline as to whether such milestone was met. Notwithstanding any provision of this Agreement to the contrary, if a milestone is or may not be met by the applicable deadline due to material events that impact, or material changes to, Licensee’s anticipated development or regulatory process, Licensee shall so notify USC and USC and Licensee shall discuss in good faith and agree to a reasonable

***Confidential Treatment Requested

17.

extension of such deadline, but any such extension shall be subject to the mutual written agreement of Licensee and USC.

28.	EXPORT CONTROLS

It is understood that USC is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (such laws include the Arms Export Control Act, as amended and the Export Administration Act), and that its obligations hereunder are contingent on compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities by the Licensee may require a license from the cognizant agency of the United States Government and/or written assurances by Licensee that Licensee shall not export data or commodities to certain foreign countries without prior approval of such agency. USC neither represents that a license shall not be required nor that, if required, it shall be issued. Licensee shall not engage in any activity in connection with this Agreement that is in violation of any applicable U.S. law.

29.	INDEPENDENT CONTRACTOR

In rendering performances under this Agreement, Licensee will function solely as an independent contractor and not as agent, partner, employee or joint venturer with USC. Nothing in this Agreement shall be deemed or construed to create the relationship of principal and agent, or of partnership or joint venture, and neither party shall hold itself out as an agent, legal representative, partner, subsidiary, joint venturer, servant or employee of the other. Neither party nor any officer, employee, agent or representative thereof shall, in any event, have any right, collectively or individually, to bind the other party, to make any representations or warranties, to accept service of process, to receive notice or to perform any act or thing on behalf of the other party, except as expressly authorized under this Agreement or in writing by an authorized representative (as defined in Section 32) of such other party in its sole discretion.

30.	WAIVER

No waiver by either party of any default or breach shall be deemed as a waiver of prior or subsequent default or breach of the same or other provisions of this Agreement.

31.	FORCE MAJEURE

Each party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement by reason of any event beyond such party’s reasonable control including but not limited to Acts of God, fire, flood, explosion, earthquake, or other natural forces, war, civil unrest, terrorism, accident, destruction or other casualty, any lack or failure of transportation facilities, any lack or failure of supply of raw materials, any strike or labor disturbance, or any other event similar to those enumerated above. Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance. Notice of a party’s failure or delay in performance due to force majeure must be given to the other party within […***…] days after its occurrence. All delivery dates under this Agreement that have been affected by force majeure shall be tolled for the duration of such

***Confidential Treatment Requested

18.

force majeure. In no event shall any party be required to prevent or settle any labor disturbance or dispute.

32.	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof. No amendment, modification, extension or cancellation of this Agreement shall be binding on the parties unless mutually agreed to and executed in writing by a representative of each of the parties having requisite authority to sign on such party’s behalf. In the case of Licensee, only Licensee’s Chairman, Chief Executive Officer and Chief Financial Officer will have the authority to sign this Agreement or any amendment, modification, extension, cancellation or waiver hereof on Licensee’s behalf.

UNIVERSITY OF SOUTHERN CALIFORNIA /s/ Todd R. Dickey Todd R. Dickey Senior Vice President Administration October 24, 2007 (Date)	TOCAGEN INC. /s/ Harry E. Gruber Harry E. Gruber President and CEO October 22, 2007 (Date)

19.

APPENDIX A

PATENTS

USC#	PATENT or SERIAL #	FILING DATE	COUNTRY	TITLE
[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
	[…***…]	[…***…]	[…***…]
	[…***…]	[…***…]	[…***…]
	[…***…]	[…***…]	[…***…]
	[…***…]	[…***…]	[…***…]
	[…***…]	[…***…]	[…***…]
	[…***…]	[…***…]	[…***…]
	[…***…]	[…***…]	[…***…]
	[…***…]	[…***…]	[…***…]
	[…***…]	[…***…]	[…***…]
	[…***…]	[…***…]	[…***…]
	[…***…]	[…***…]	[…***…]
	[…***…]	[…***…]	[…***…]

[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
	[…***…]	[…***…]	[…***…]

	[…***…]	[…***…]	[…***…]

***Confidential Treatment Requested

A-1.

APPENDIX B

FORM OF

SUBSCRIPTION AGREEMENT

SUBSCRIPTION AGREEMENT

THIS SUBSCRIPTION AGREEMENT (the “Agreement”) is made as of the 31st day of October, 2007, by and between TOCAGEN INC., a Delaware corporation (the “Company”), and the UNIVERSITY OF SOUTHERN CALIFORNIA (“USC).

WHEREAS, the Company desires to issue, and USC desires to acquire, stock of the Company as herein described, on the terms and conditions hereinafter set forth;

NOW, THEREFORE, IT IS AGREED between the parties as follows:

1. Issuance of Stock. The Company hereby agrees to issue to USC an aggregate of [183,000] shares of the Common Stock of the Company (the “Stock”), in consideration of the grant by USC to the Company of an exclusive, worldwide license under certain patent rights owned by USC pursuant to that certain License Agreement between the parties dated as of October 22, 2007. The closing hereunder, including delivery of the Stock, shall occur at the offices of the Company immediately following the execution of this Agreement, or at such other time and place as the parties may mutually agree.

2. Limitations on Transfer. USC shall not assign, hypothecate, donate, encumber or otherwise dispose of any interest in the Stock except in compliance with the provisions herein and applicable securities laws. Furthermore, the Stock shall be subject to any right of first refusal in favor of the Company or its assignees that may be contained in the Company’s Bylaws. USC hereby further acknowledges that USC may be required to hold the Common Stock purchased hereunder indefinitely. During the period of time during which the USC holds the Common Stock, the value of the Common Stock may increase or decrease, and any risk associated with such Common Stock and such fluctuation in value shall be borne by the USC.

3. Restrictive Legends. All certificates representing the Stock shall have endorsed thereon legends in substantially the following forms (in addition to any other legend which may be required by other agreements between the parties hereto):

(a) “THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE AND THE ISSUER SHALL HAVE RECEIVED, AT THE EXPENSE OF THE HOLDER HEREOF, EVIDENCE OF SUCH EXEMPTION

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REASONABLY SATISFACTORY TO THE ISSUER (WHICH MAY INCLUDE, AMONG OTHER THINGS, AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER).”

(b) Any legend required by appropriate blue sky officials.

4. Investment Representations. In connection with the purchase of the Stock, USC represents to the Company the following:

(a) USC is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Stock. USC is purchasing the Stock for investment for USC’s own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act of 1933, as amended (the “Act”).

(b) USC understands that the Stock has not been registered under the Act by reason of a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of USC’s investment intent as expressed herein.

(c) USC further acknowledges and understands that the Stock must be held indefinitely unless the Stock is subsequently registered under the Act or an exemption from such registration is available. USC further acknowledges and understands that the Company is under no obligation to register the Stock. USC understands that the certificate evidencing the Stock will be imprinted with a legend which prohibits the transfer of the Stock unless the Stock is registered or such registration is not required in the opinion of counsel for the Company.

(d) USC is familiar with the provisions of Rule 144, under the Act, as in effect from time to time, which, in substance, permit limited public resale of “restricted securities” acquired, directly or indirectly, from the issuer thereof (or from an affiliate of such issuer), in a non-public offering subject to the satisfaction of certain conditions. The Stock may be resold by USC in certain limited circumstances subject to the provisions of Rule 144, which requires, among other things: (i) the availability of certain public information about the Company and (ii) the resale occurring following the required holding period under Rule 144 after the USC has purchased, and made full payment of (within the meaning of Rule 144), the securities to be sold.

(e) USC further understands that at the time USC wishes to sell the Stock there may be no public market upon which to make such a sale, and that, even if such a public market then exists, the Company may not be satisfying the current public information requirements of Rule 144, and that, in such event, USC would be precluded from selling the Stock under Rule 144 even if the minimum holding period requirement had been satisfied.

(f) USC represents that USC is an “accredited investor” as that term is defined in Rule 501 of Regulation D promulgated by the Securities and Exchange Commission under the Act.

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5. Market Stand-Off Agreement. USC shall not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any Common Stock or other securities of the Company held by USC, including the Stock (the “Restricted Securities”), for a period of time specified by the managing underwriters (not to exceed 270 days) following the effective date of a registration statement of the Company filed under the Act (the “Lock Up Period”). USC agrees to execute and deliver such other agreements as may be reasonably requested by the Company and/or the managing underwriters which are consistent with the foregoing or which are necessary to give further effect thereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to USC’s Restricted Securities until the end of the Lock-Up Period. The underwriters of the Company’s stock are intended third party beneficiaries of this Section 5 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

6. Proxy. With respect to any matter submitted to the holders of the Company’s voting capital stock, whether at a meeting of the stockholders or by written consent, USC hereby appoints the Chief Executive Officer of the Company, or his/her designee, as USC’s true and lawful proxy and attorney, with the power to act alone and with full power of substitution, to vote all of the voting capital stock of the Company registered in its name or beneficially owned by it as of the date hereof and any and all other securities of the Company legally or beneficially acquired by USC after the date hereof (hereinafter collectively referred to as the “USC Shares”) with respect to such matter in the same manner as the majority of all other holders of the Company’s outstanding voting capital stock vote on such matter, and to execute all appropriate instruments consistent with this Agreement on behalf of USC. The proxy and power granted by USC pursuant to this Section are coupled with an interest and are given to secure the performance of USC’s duties under this Agreement. Such proxy and power will be irrevocable for the term hereof (as set forth below). The proxy and power will survive the merger or reorganization of USC or any other entity holding any USC Shares. The provisions of this Section 6 shall terminate on the earlier of (a) the date of the closing of a firmly underwritten public offering of the Common Stock pursuant to a registration statement filed with the Securities and Exchange Commission, and declared effective under the Act, and (b) the date of the closing of an Acquisition or Asset Transfer, as defined in the Company’s Amended and Restated Certificate of Incorporation as in effect as of the date hereof.

7. Miscellaneous.

(a) Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, and if not during normal business hours of the recipient, then on the next business day, provided that any notice pursuant to this clause (ii) must be confirmed by one of the other permitted means of notice under this Paragraph; (iii) five (5) calendar days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the other party hereto at

B-3.

such party’s address hereinafter set forth on the signature page hereof, or at such other address as such party may designate by ten (10) days advance written notice to the other party hereto.

(b) Successors and Assigns. This Agreement shall inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer herein set forth, be binding upon USC, USC’s successors, and assigns.

(c) Attorneys’ Fees; Specific Performance. USC shall reimburse the Company for all costs incurred by the Company in enforcing the performance of, or protecting its rights under, any part of this Agreement, including reasonable costs of investigation and attorneys’ fees.

(d) Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of California. The parties agree that any action brought by either party under or in relation to this Agreement, including without limitation to interpret or enforce any provision of this Agreement, shall be brought in, and each party agrees to and does hereby submit to the jurisdiction and venue of, any state or federal court located in the State of California.

(e) Further Execution. The parties agree to take all such further action(s) as may reasonably be necessary to carry out and consummate this Agreement as soon as practicable, and to take whatever steps may be necessary to obtain any governmental approval in connection with or otherwise qualify the issuance of the securities that are the subject of this Agreement.

(f) Independent Counsel. USC acknowledges that this Agreement has been prepared on behalf of the Company by Cooley Godward Kronish LLP, counsel to the Company and that Cooley Godward Kronish LLP does not represent, and is not acting on behalf of, USC. USC has been provided with an opportunity to consult with USC’s own counsel with respect to this Agreement.

(g) Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes and merges all prior agreements or understandings, whether written or oral. This Agreement may not be amended, modified or revoked, in whole or in part, except by an agreement in writing signed by each of the parties hereto.

(h) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

(i) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

B-4.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

TOCAGEN INC.

By:	/s/ Harry E. Gruber
Name:	Harry E. Gruber
Title:	CEO

Address:	[…***…]

UNIVERSITY OF SOUTHERN CALIFORNIA

By:	/s/ Todd R. Dickey
Name:	Todd R. Dickey
Title:	Senior Vice President, Administration

Address:	University Park Campus
Los Angeles , CA 90089-5013

***Confidential Treatment Requested

B-5.

APPENDIX C

FORM OF

PRESS RELEASE

Tocagen Exclusively Licenses Third Generation Gene Therapy

Platform from the University of Southern California

Tocagen is commercializing breakthrough treatments

for terminally ill cancer patients

SAN DIEGO, Calif., — (October     , 2007) — Tocagen Inc. (Tocagen), a biopharmaceutical company, today announced an agreement with the University of Southern California (USC) that provides Tocagen with the exclusive worldwide development and commercialization rights to a third generation gene therapy platform for the treatment of cancer. Financial terms were not disclosed, but do include licensing fees and future royalties.

The intellectual property licensed is based on USC research by Nori Kasahara, MD, PhD (now a researcher at UCLA) and his USC colleagues. The USC Stevens Institute for Innovation facilitated the licensing transaction.

Tocagen, led by a seasoned, highly successful management team and an internationally recognized scientific team in the area of gene therapy, is a new gene therapy company pursuing the discovery, development and commercialization of products for the treatment of cancer. Tocagen is initially focusing on treatments for terminally ill cancer patients for whom no adequate treatments currently exist. The founding technology of the company is a third generation gene therapy platform, which overcomes the remaining biodistribution limitations to current gene therapy approaches for cancer. This approach could become a commonly used technique in the treatment of cancer.

The most important barrier to commercialization of gene therapy cancer products is the lack of efficiency of gene transfer (biodistribution) to a large percentage of cancer cells in a solid primary or metastatic tumor while using safe vectors. Tocagen plans to utilize the new proprietary Controlled Active Gene Transfer (CAGT™) platform to greatly increase gene delivery efficiency and specificity. While its CAGT platform has demonstrated impressive efficacy in numerous cancer types, Tocagen believes its CAGT platform will initially be commercialized for the treatment of Glioblastoma Multiforme and Malignant Melanoma.

“We are entering a new era in the treatment of terminally ill cancer patients. We believe new gene transfer technology will lead the way in therapeutic response, outcomes and survival rates,” said Doug Jolly, PhD, Executive Vice President of Research and Pharmaceutical Development of Tocagen. “We look forward to continuing the work of

C-1.

Dr. Kasahara and value the commitment of USC to bring these discoveries to widespread clinical usage for improving the survival of terminally ill cancer patients, including patients with untreatable primary solid tumors as well as those with advanced metastatic disease,” said Harry E. Gruber, MD, Chief Executive Officer of Tocagen.

“Innovation at USC means advancing the cutting edge ideas generated in our academic environment, and moving them out to market, where those ideas can create tangible, positive impact,” said Krisztina Holly, USC Vice Provost and Executive Director for the USC Stevens Institute for Innovation. “In Tocagen, USC found partners ideally suited to help us meet this goal, by commercializing the breakthrough research in next generation cancer treatments to make a dramatic difference in people’s lives.”

Added Christopher T. Moulding, Senior Licensing Associate for USC Stevens, “We are extremely proud of Dr. Kasahara’s work, and pleased that through USC’s relationship with Tocagen, cancer patients may soon have better therapies in their battle against the disease. The management team at Tocagen is particularly experienced and committed to develop the USC technology by building a platform for a broad range of gene therapies for cancer.”

In 2005, cancer surpassed cardiovascular disease as the leading cause of death in the U.S., with more than a half million deaths per year.

About Tocagen Inc.

Tocagen Inc. is a new gene therapy company pursuing the discovery, development and commercialization of products for the treatment of cancer. Tocagen is initially focusing on treatments for terminally ill cancer patients for whom no adequate treatments currently exist. The founding technology of the company is a third generation gene therapy platform, which overcomes the remaining biodistribution and other limitations to current gene therapy approaches for cancer. For more information about the company or collaborative opportunities, please visit www.tocagen.com or contact Dennis N. Berman, Executive Vice President Corporate and Business Development, dberman@tocagen.com.

About the USC Stevens Institute for Innovation

The USC Stevens Institute for Innovation (http://stevens.usc.edu) is a university-wide resource in the Office of the Provost at the University of Southern California designed to harness and advance the creative thinking and breakthrough research from USC for societal impact. USC Stevens identifies, nurtures, protects, and transfers to the market the most exciting innovations from USC, and in turn, provides a central connection for industry seeking cutting-edge innovations in which to invest. Furthermore, USC Stevens develops the innovator as well as innovations, through educational programs. community-building events, and showcase opportunities. From the biosciences and technology to music and cinematic arts, USC Stevens connects faculty, students, and the business community to create an environment for stimulating and inspiring the process of innovation across all disciplines. USC Stevens was established through a generous $22M naming gift from USC alumnus and trustee Mark A. Stevens, a partner at the legendary Sequoia Capital venture capital firm, and his wife, Mary.

C-2.

FORWARD-LOOKING STATEMENT

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements in this press release include statements regarding our expectations, beliefs, hopes, goals, intentions, initiatives or strategies, including statements regarding the development of the licensed or internally developed intellectual property. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those in the forward-looking statements. The development of the licensed or internally developed intellectual property could be affected by a number of factors, including unexpected safety, efficacy or manufacturing issues, additional time requirements for data analyses and decision making, the impact of pharmaceutical industry regulation, the impact of competitive products and pricing and the impact of patents and other proprietary rights held by competitors and other third parties.

The information contained in this press release is as of the date of this release. Tocagen assumes no obligations to update any forward-looking statements contained in this press release as the result of new information or future events or developments.

Tocagen Contact:

Media: Dennis N. Berman, Executive Vice President Corporate and Business Development, 858 775 8315, dberman@tocagen.com

USC Media Contacts:

Elisa Wiefel,

USC Stevens Institute for Innovation

(213) 821-6063

wiefel@usc.edu

Sally Stewart

SA Stewart Communications for USC Stevens

(310) 394-8400

sally@sastewart.com

# # #

C-3.

APPENDIX D

REAGENTS

Biological materials and reagents (including samples, media, viral particles, cell lines, plasmids, proteins, nucleic acids, vectors, viruses, procedures, processes, methods and formulations, data, know-how, improvements, designs and techniques for producing any such samples, media, viral particles, cell lines, plasmids, proteins, nucleic acids, vectors, viruses, procedures, processes, methods and formulations, data, know-how, improvements, designs and techniques) that were developed at, or controlled by, USC or by the Inventor(s) and used in the development of the inventions claimed by the PATENTS, including without limitation those described below:

MLV-based RCR vectors

Plasmid name	5’ LTR promoter	Envelope	IRES	Transgene	3’ LTR promoter

[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
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***Confidential Treatment Requested

D-1.

GALV-based RCR vectors

Plasmid name	5’ promoter	Envelope	IRES	Transgene	3’ LTR promoter

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Adenovirus-retroelement hybrid vectors

Plasmid name	serotype	Adenoviral transgene	Retroelement	Retroelement genes	Retroelement transgene

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***Confidential Treatment Requested

D-2.